EXHIBIT 23.3

CONSENT OF RYDER SCOTT COMPANY, L.P.

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 of Unit Corporation, to be filed with the Securities and Exchange Commission on or about March 16, 2016, all of the references to our firm and information from our reserves audit report dated January 21, 2016, included in or made part of Unit Corporation’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission on February 25, 2016. We also consent to the reference to us under the heading “Experts” in the Registration Statement.

/s/ Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P.

Houston, Texas

March 16, 2016